Exhibit 99.3

September 22, 2004

To the Members of the Financial Community:

I wanted to provide some details around the news release that was issued this afternoon in which we announced that Dynegy will restate the previously issued financial statements contained in our 2003 Form 10-K and first and second quarter 2004 Form 10-Qs. Open and honest communication has been a critical part of everything we do at Dynegy, and I felt it was important to explain this issue and the factors that led to the restatements.

The adjustments are related to two areas: our previously disclosed goodwill impairment charge associated with the pending sale of Illinois Power and our deferred income tax accounts. These were isolated issues and, as you will see in the following overviews, the restatements will not have an impact on our cash and liquidity positions or previously announced 2004 guidance estimates.

Goodwill Impairment Charge

In the fourth quarter of 2003, we recorded a goodwill impairment charge of $242 million associated with the pending sale of Illinois Power. In calculating a goodwill impairment, the fair value of an asset has to be compared to the book value of the asset in order to determine if a goodwill impairment is necessary. In calculating the book value of Illinois Power, we did not consider a corporate deferred tax asset, which would be used to offset the tax liability triggered upon the closing of the transaction. Not considering the deferred tax asset understated the net book value of the assets to be sold and, therefore, understated the required amount of impairment charge recorded.

After careful review, Dynegy and our independent auditors concluded that an additional after-tax impairment charge of $259 million should have been reflected in the fourth quarter 2003. In addition, after-tax impairments of $4 million and $2 million should have been reflected in the first and second quarters of 2004, respectively.

We believe that the impairment charge will not impact the expected timing of the sale to Ameren, which remains on schedule to close before the end of 2004, the cash to be received by Dynegy through the transaction or our liquidity position.

Deferred Income Tax Accounts

As previously disclosed in our second quarter 2004 Form 10-Q, we are currently engaged in an evaluation of our tax accounting and reconciliation controls and processes, including an income tax review initiative. More specifically, we are reviewing the tax basis of all our assets and liabilities and working to ensure that any differences between the tax basis and book basis of our assets and liabilities are appropriately reflected in our financial statements.

While we have not concluded this review, based on our analysis to date, we expect that these adjustments will reduce the company’s deferred tax liability reflected on the balance sheet. Any adjustments resulting from this initiative will not impact our cash and liquidity positions or our previously announced 2004 guidance estimate of $0.03 to $0.08 per share.

It is our goal to reflect any adjustments necessary in previous financial statements prior to the filing of our third quarter 2004 10-Q in November. In the meantime, we will keep you updated on this issue and continue our efforts to complete our income tax review initiative as expeditiously as possible. As always, please feel free to contact our Investor Relations department at 713-507-6466 or via email at ir@dynegy.com should you have any questions.

Sincerely,

Bruce A. Williamson

Chairman, President & CEO

Certain statements included in this letter are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the anticipated impact of the adjustments and the timing of Dynegy’s restatement of its financial statements. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results and the periods affected to vary materially from those expected include the actual results of Dynegy’s ongoing review of its deferred income tax items and the ability of the company to file the restatements of its financial statements in the anticipated timeframe. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this letter to reflect events or circumstances that may arise after the date of this letter, except as otherwise required by applicable law.

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